Exhibit 99.(a)(5)(ii)

SIX FLAGS EXTENDS MINIMUM TENDER DEADLINE IN EXCHANGE OFFERS

New York, NY — May 29, 2009 — Six Flags, Inc. (OTCBB: SIXF) announced today that it has elected to extend the minimum tender condition for the exchange offers for its 8 7/8% Senior Notes due 2010 (the “SFI 2010 Notes”), 9 3/4% Senior Notes due 2013 (the “SFI 2013 Notes”), 9 5/8% Senior Notes due 2014 (the “SFI 2014 Notes, and, together with the SFI 2010 Notes and the SFI 2013 Notes, the “SFI Notes”) and 4.50% Convertible Notes due 2015 (the “Convertible Notes”) until 5:00 p.m., New York City time, on June 12, 2009 (the “New Minimum Tender Deadline”).

The original minimum tender condition expired at 5:00 p.m., New York City time, on May 28, 2009.  In light of tenders to date being substantially below the 95% minimum, Six Flags is extending the minimum tender condition in order to provide additional time for holders to consider tendering and provide its Board of Directors with ample time to consider the Company’s alternatives.  Six Flags does not currently anticipate extending the minimum tender deadline beyond the New Minimum Tender Deadline, and if the minimum tender condition is not satisfied by the New Minimum Tender Deadline, the exchange offers will likely expire in accordance with their terms and Six Flags would cancel the meeting of its PIERS holders.

As a result of the extension, it is now a condition of each of the exchange offers that at least 95% of the outstanding aggregate principal amount of each of the SFI Notes are validly tendered for exchange and not revoked by the New Minimum Tender Deadline, such tenders of SFI Notes being irrevocable thereafter, and that at least 95% of the outstanding aggregate principal amount of the Convertible Notes are validly tendered for exchange and not revoked by the New Minimum Tender Deadline and that holders of such Convertible Notes do not withdraw their Convertible Notes on or prior to the Expiration Date on 11:59 p.m., New York City time, on June 25, 2009, unless extended.

About Six Flags

Six Flags, Inc., is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 20 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, Six Flags’ success in implementing a restructuring plan and the adequacy of cash flows from operations, available cash and available amounts under its credit facility to meet its future liquidity needs. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including the failure to successfully consummate a restructuring and factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags’ parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags’ expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags’ Annual Report on Form 10-K for the year ended December 31, 2008, its Preliminary Proxy Statement for its 2009 Annual Meeting, and its other filings and submissions with the Securities and Exchange Commission, which are available free of charge on Six Flags’ website http://www.sixflags.com.

# # #

Media Contact:  Sandra Daniels — (212) 652-9393         Investor Relations: William Schmitt — (203) 682-8200